EXHIBIT 99.1

Conference Call:	Today, February 19th, 2008 at 5:00 p.m. ET
Dial-in numbers:	800/255-2466 (U.S. & Canada), 212/676-4901 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement

Contact:
Stewart Halpern Mad Catz Interactive, Inc. 800/831-1442	Joseph Jaffoni, David Jacoby Jaffoni & Collins Incorporated 212/835-8500 or mcz@jcir.com
MAD CATZ REPORTS FISCAL 2008 THIRD QUARTER
DILUTED EARNINGS PER SHARE OF $0.06
- Sets New Records for Gross Profit Margin of 36.9% and EBITDA of $6.9 Million -
San Diego, California, February 19, 2008 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal 2008 third quarter ended December 31, 2007.
Net sales for the fiscal 2008 third quarter ended December 31, 2007 were $34.3 million, a 6% decrease from $36.5 million in the fiscal 2007 third quarter. Gross profit for the quarter rose 23.2% to $12.7 million, from $10.3 million in the fiscal 2007 third quarter. Gross profit margin for the third quarter of fiscal 2008 was 36.9% compared to 28.2% in the fiscal 2007 third quarter. Net income for the quarter ended December 31, 2007 was $3.3 million, or $0.06 per diluted share, compared to a net income of $3.7 million, or $0.07 per diluted share, for the quarter ended December 31, 2006. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $6.9 million in the fiscal 2008 third quarter, a 9.8% increase from EBITDA of $6.2 million in the fiscal 2007 third quarter. A reconciliation of EBITDA to the Company’s net income is included in the financial tables accompanying this release.
Net sales for the nine-month period ended December 31, 2007 were $65.7 million, a decrease of 18.3% from $80.4 million in the same nine-month period of the prior fiscal year. Gross profit for the nine months of fiscal 2008 increased 14.9% to $22.3 million from $19.4 million in the same prior year period. Gross profit margin for the nine-month period ended December 31, 2007 was 33.9% compared to 24.1% in the prior year period. Net income for the first nine months of fiscal 2008 was $4.0 million or $0.07 per diluted share, compared to net income of $3.0 million or $0.06 per diluted share for the nine-month period ended December 31, 2006. EBITDA for the nine months ended December 31, 2007 rose 32.0% to $9.3 million compared to EBITDA of $7.0 million in the same period of the prior fiscal year.
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Mad Catz Interactive, 2/19/08	page 2
Fiscal 2008 Third Quarter and Recent Highlights:
▪	Diversified and expanded product lines and brand license portfolio:
•	Acquired leading PC games peripherals provider, Saitek, for approximately $31.9 million in the second half of the quarter
-	Complements Mad Catz’ core console business as it provides entrée into the businesses of PC mice, keyboards, speakers and electronic chess and intelligent games

-	Saitek further strengthens Mad Catz’ retail distribution network, particularly in Europe, where Saitek has historically generated more than fifty percent of its revenues

-	Strengthens Mad Catz’ product development capability
•	Made significant progress in integrating the assets of third-party videogame accessory developer and distributor, Joytech, which were acquired in September 2007
-	Complements Mad Catz’ core console offerings with new product lines while expanding the Company’s geographic reach with new retail relationships throughout Europe
•	Began shipping AirDrives™ and AirDrives for Kids interactive earphones
-	Continued distribution through consumer electronics and specialty retail channels
•	Began shipping a next generation of AirDrives™ specifically created for use with Apple’s iPhone
•	Entered into a multi-year license to produce and distribute game peripherals and other products for the critically acclaimed Rock Band™ game in North America and other territories throughout the world
-	Initial offerings expected to be available in the second quarter of calendar 2008
•	Entered into a new multi-year license agreement with the National Basketball Association Properties, Inc. (NBA) whereby Mad Catz produces customized team video game controllers and related accessories
▪	Fiscal 2008 third quarter financial results reflect the initial integration of the Joytech assets, a partial quarter contribution from Saitek offerings and the Company’s ongoing culling process to eliminate some lower margin products from the overall product mix:
•	Achieved record quarterly gross profit and gross margins
-	Increased gross profits by 23.2% and gross profit margin by 870 basis points

-	Seventh consecutive quarter of gross margin improvement
•	Generated EBITDA of $6.9 million in the fiscal 2008 third quarter and reported record total EBITDA of $11.2 million for the last four fiscal quarters
o	Seventh consecutive quarter of EBITDA improvement
•	Net income of $3.3 million or $0.06 per diluted share

•	Bank borrowings less cash at December 31, 2007 of $8.9 million (inclusive of borrowings for the Saitek acquisition), down 16.0% from $10.6 million at December 31, 2006
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “During the fiscal 2008 third quarter Mad Catz continued to actively transition its product offerings and operating disciplines to build upon our track record of sustained profitability and position the company for future growth. While year-over-year net sales declined, our strategy of eliminating less profitable product placements while adding higher margin products resulted in another period of record gross margins and solid profitability. Having completed our fifth quarter in a row with gross margins in excess of 28%, our initiatives to enhance profitability are clearly working. While the fiscal 2008 third quarter results do not yet demonstrate the full benefit of our growth initiatives, we are optimistic about our expanded and diversified product line that now includes PC products as well as innovative offerings such as our proprietary AirDrives earphones.
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Mad Catz Interactive, 2/19/08	page 3
“Saitek and AirDrives offerings were available for only a part of the fiscal third quarter. As such, future periods are expected to benefit from greater net sales contributions from these products as well as improved operating efficiencies and retail penetration related to the ongoing integration of both the Joytech and Saitek businesses and expanded retail distribution for all of our product lines, including AirDrives. Importantly, in fiscal 2008 to date, we secured significant new licenses, completed two acquisitions and launched the AirDrives line to critical acclaim, while maintaining a disciplined approach to our business that has helped us sustain strong profitability and cash flow.
“As a result of our strategy to continually diversify our product offerings, we entered calendar 2008 with enhanced margins and operating leverage which positions Mad Catz to capitalize on its newly added PC line and strong portfolio of core accessories and licensed products including the recently acquired rights to produce and distribute wired and wireless guitars, drum sets, microphones and other accessories for MTV Games’ Rock Band game. In the two and a half months since its launch, Rock Band has sold over 1.5 million units and we look forward to providing our high quality peripherals to this rapidly expanding installed base beginning in the second quarter of calendar 2008.”
Mr. Richardson concluded, “In addition to upcoming high profile licensed product launches that are aligned with strong selling and highly anticipated software, continued integration of acquired entities and ongoing operating discipline have positioned the Company to extend our track record of profitability which we believe will support our goal of enhancing shareholder value.”
The Company will host a conference call and simultaneous webcast today February 19, 2008, at 5:00 p.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21374260) or, for International callers, at 402/977-9140.
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and recently began manufacturing and marketing proprietary portable earphones under its AirDrives brand.  Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia.  For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
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Mad Catz Interactive, 2/19/08	page 4
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
MAD CATZ INTERACTIVE, INC.
Consolidated Statements Of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Nine months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$34,274	$36,458	$65,704	$80,387
Cost of sales	21,613	26,181	43,411	60,993

Gross profit	12,661	10,277	22,293	19,394
Operating expenses:
Sales and marketing	3,296	2,404	6,975	6,997
General and administrative	3,102	2,003	7,379	6,340
Research and development	366	375	980	1,079
Amortization	374	—	374	—

Total operating expenses	7,138	4,782	15,708	14,416

Operating income	5,523	5,495	6,585	4,978
Interest expense, net	(372)	(342)	(581)	(906)
Foreign exchange gain, net	251	140	587	303
Other income	177	118	328	247

Income before income taxes	5,579	5,411	6,919	4,622
Income tax expense	2,269	1,722	2,919	1,613

Net income	$3,310	$3,689	$4,000	$3,009

Basic net income per share	$0.06	$0.07	$0.07	$0.06

Diluted net income per share	$0.06	$0.07	$0.07	$0.06

Weighted average shares— basic	54,973,549	54,244,383	54,767,883	54,244,383

Weighted average shares— diluted	56,949,760	54,829,038	55,858,459	54,378,587

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Mad Catz Interactive, 2/19/08	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(in thousands of US$)

	December 31,	March 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash	$10,293	$2,350
Accounts receivable, net of allowances of $6,446 and $3,583 as of December 31, 2007 and March 31, 2007, respectively	30,339	13,937
Other receivables	626	542
Inventories	21,450	12,804
Deferred tax assets	1,282	2,009
Prepaid expense and other current assets	1,376	1,385

Total current assets	65,366	33,027
Deferred tax assets	523	1,801
Other assets	211	86
Property and equipment, net of accumulated depreciation of $5,946 and $5,050 as of December 31, 2007 and March 31, 2007, respectively	2,315	1,658
Intangible assets, net	9,088	1,848
Goodwill	35,575	17,483

Total assets	$113,078	$55,903

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$19,157	$1,345
Accounts payable	28,863	13,509
Accrued liabilities	8,869	3,338
Income taxes payable	917	484

Total current liabilities	57,806	18,676
Notes payable	14,500	—

Total liabilities	72,306	18,676

Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,973,549 and 54,244,383 shares issued and outstanding as of December 31, 2007 and March 31, 2007, respectively	47,699	47,105
Accumulated other comprehensive income	1,566	2,615
Accumulated deficit	(8,493)	(12,493)

Total shareholders’ equity	40,772	37,227

Total liabilities and shareholders’ equity	$113,078	$55,903

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Mad Catz Interactive, 2/19/08	page 6
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(Unaudited, in thousands of US$)
Geographical Sales Data
The Company’s net sales are attributable to the following geographic regions:

	Three months ended		Nine months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales:
United States	$19,440	$26,133	$40,258	$57,254
Europe	13,342	8,193	22,574	17,495
Canada	1,007	2,132	2,356	5,529
Other countries	485	—	516	109

	$34,274	$36,458	$65,704	$80,387

EBITDA Reconciliation
EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three months ended		Nine months ended
	December 31,		December 31,
(in thousands)	2007	2006	2007	2006
Net income	$3,310	$3,689	$4,000	$3,009
Adjustments:
Interest expense	372	342	581	906
Income tax expense	2,269	1,722	2,919	1,613
Depreciation and amortization	904	493	1,788	1,508

EBITDA	$6,855	$6,246	$9,288	$7,036

EBITDA represents net income plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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